                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                   FORM 11-K


[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]
         For the fiscal year ended December 31, 1995

                                       OR

[   ]    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
         ACT OF 1934 [NO FEE REQUIRED] For the transition period from _____ to
         _____


Commission file number 0-20421




                      THE SETTLEMENT PLAN AND RABBI TRUST
                       AGREEMENT ENTERED INTO PURSUANT TO
                          THOMAS ADAMS, MARK ADAMSKI,
                   ET AL. V. TCI OF NORTHERN NEW JERSEY, INC.
                       AND THE TELE-COMMUNICATIONS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                          ----------------------------
                            (Full title of the Plan)





                           TELE-COMMUNICATIONS, INC.
              ----------------------------------------------------
              (Issuer of the securities held pursuant to the Plan)




                                5619 DTC Parkway
                          Englewood, Colorado  80111
                  -------------------------------------------
                  (Address of its principal executive office)
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REQUIRED INFORMATION


         The Settlement Plan and Rabbi Trust Agreement Entered into Pursuant to Thomas Adams, Mark Adamski, et al. v. TCI of Northern New Jersey, Inc. and the Tele-Communications, Inc. Employee Stock Purchase Plan (the "Plan") did not become effective prior to the end of the fiscal year of the Plan, therefore no financial reports are available to be filed with this Form 11-K.


SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the members of the Plan Committee have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                              SETTLEMENT PLAN AND RABBI TRUST AGREEMENT ENTERED
                                             INTO PURSUANT TO THOMAS ADAMS, MARK ADAMSKI, ET AL.
                                              V. TCI OF NORTHERN NEW JERSEY, INC. AND THE TELE-
                                              COMMUNICATIONS,  INC. EMPLOYEE STOCK PURCHASE PLAN
                                                                (Name of Plan)




                                              By /s/ Gary K. Bracken
                                                 ---------------------------------
                                                       Gary K. Bracken
                                                       Plan Adminstrator
                                                        and Member of Plan Committee


April 18, 1996